Exhibit 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS

NET INCOME OF $1.9 MILLION FOR SECOND QUARTER

Fully diluted earnings per share of $0.26 compared to a loss of $1.46 for the same period last year;

Net interest margin remains strong at 4.25%

FRANKLIN, Tenn. — (July 27, 2010) — Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC), parent company of Tennessee Commerce Bank, reported the following quarterly highlights for the second quarter of 2010:

Quarterly Highlights

•                  Net income for the second quarter of 2010, before the preferred dividend, was $1.9 million, compared to a net loss of $6.5 million for the second quarter of 2009.

•                  Diluted earnings per common share for the second quarter of 2010 was $0.26, compared to a loss of $1.46 for the second quarter of 2009.

•                  Net interest income of $13.3 million for the second quarter of 2010 represented an improvement of 27.7% compared to net interest income of $10.5 million for the second quarter of 2009.

•                  Efficiency ratio improved to 47.14% for the second quarter of 2010, compared to an efficiency ratio of 71.82% for the second quarter of 2009.

•                  Credit trends: At June 30, 2010, NPAs decreased $3.7 million, NPLs plus loans over 90 days past due decreased $4.0 million and early stage delinquencies improved significantly with a decrease of $26.7 million, compared to March 31, 2010.

Net interest income of $13.3 million for the second quarter of 2010 represents an improvement of 27.7% when compared to $10.5 million for the second quarter of 2009.  As a result of the improvement in net interest income, the net interest margin remains strong at 4.25% for the second quarter of 2010 compared to 3.45% for the same period last year.  Funding costs for deposits decreased 93 basis points for the second quarter of 2010 compared to the second quarter of 2009, while the yield on loans increased 10 basis points over the same periods.  Funding costs remained flat from the first quarter of 2010, while yield on loans increased 5 basis points from the first quarter of 2010.  These favorable changes contributed to the increase of 80 basis points in our net interest margin compared to the second quarter of 2009 and to the continued strong margin compared to the first quarter of 2010.

“We are pleased with our financial results during the quarter and moreover we are pleased that credit quality has been stable and improving.  We are optimistic that the positive momentum evident in our regional economy will continue,” stated Mike Sapp, President and Chief Executive Officer of Tennessee Commerce Bancorp, Inc.

-MORE-

Total assets increased slightly to $1.4 billion at June 30, 2010 or 0.44% from December 31, 2009.  Total loans increased to $1.2 billion at June 30, 2010 or 2.2% from December 31, 2009, while total deposits increased to $1.2 billion or 0.07% for the same period.

Non-performing assets decreased slightly to $37.8 million at June 30, 2010 compared to $41.5 million at March 31, 2010.  Repossessed assets, consisting primarily of transportation assets, decreased by $3.6 million from March 31, 2010 to $36.3 million at June 30, 2010.

The loan loss provision of $4.5 million for the second quarter of 2010 exceeded the net charge-offs of $4.2 million, resulting in a ratio of loan loss provision to net charge-offs of 105.6%.  The allowance for loan losses at June 30, 2010 was $20.3 million or 1.7% of total loans.  The coverage ratio of allowance for loan losses to non-performing loans at June 30, 2010 was 59.6%.

Non-interest income was $894,000 for the second quarter of 2010 compared to approximately $687,000 for the linked first quarter and a loss of $1.6 million for the second quarter of 2009.  This improvement was primarily attributable to increased fees associated with leveraged leases slightly offset by losses on repossessions and loan buybacks exceeding gains on loan sales.

Non-interest expenses increased to $6.7 million in the second quarter of 2010 compared to $6.4 million in the second quarter of 2009, representing a 5.11% increase.  The increase was mainly attributable to increased costs associated with other real estate owned, repossessed assets and increased collection efforts of $1.2 million in the second quarter of 2010 compared to approximately $695,000 in the second quarter of 2009.

The efficiency ratio for the second quarter of 2010 was 47.1% compared to 71.8% in the second quarter of 2009 and continues to be among one of the best efficiency ratios in our peer group based on the Uniform Bank Performance Report as of March 31, 2010.  The significant improvement in the efficiency ratio over the periods was mainly attributed to the $2.9 million increase in net interest income combined with a $2.5 million increase in non-interest income, while non-interest expenses only increased by approximately $326,000.

The holding company and the bank continue to exceed the well capitalized regulatory guidelines of 10.00% for total risk-based capital, 6.00% for Tier 1 capital, and 5.00% for Tier 1 leverage capital.  At June 30, 2010, total risk-based capital was 10.99% for the holding company and 10.95% for the bank; Tier 1 capital was 9.73% for the holding company and 9.69% for the bank; and Tier 1 leverage capital was 8.96% for the holding company and 8.93% for the bank.  Tangible common book value per share at the end of the quarter increased to $12.51 compared to $12.09 at March 31, 2010.  The ratio of tangible common equity to tangible assets increased to 5.09% at June 30, 2010 up from 4.94% from March 31, 2010.

In conclusion, Mr. Sapp stated, “We were pleased with our second quarter results.  Continued earnings improvement and managed growth have resulted in strengthening capital ratios.  During the quarter our community came together to help the thousands of businesses and individuals that were impacted by the devastating floods.  The response to these challenges is yet another example of the positive, can-do attitude that helps drive the spirit and economy of Middle Tennessee.”

Second Quarter Conference Call

Tennessee Commerce will provide an online, real-time webcast and rebroadcast of its second quarter earnings conference call to be held at 10:00 a.m. Eastern on July 27, 2010.  The live broadcast will be available online at http://www.tncommercebank.com under the Investor Relations tab.

An audio replay of the conference call will be available approximately two hours after the call’s completion on our website at http://www.tncommercebank.com under the Investor Relations tab or by dialing one of the following Dial-In Numbers and the Conference ID shown below:

Encore Dial In #: (800) 642-1687

Encore Dial In #: (706) 645-9291

Conference ID number: 68528917

Web PIN: 7422

The recording will be available on our website from: 07/27/2010 to 07/27/2011

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Company celebrated its tenth anniversary on January 14, 2010.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our regional economy and non-GAAP financial measures. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “outlook,” “estimate,” “continue,” “predict,” “project”,   “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, the effects of future economic, business and market conditions and changes, domestic and foreign, that may affect general economic conditions, governmental monetary and fiscal policies, negative developments in the financial services industry and U.S. and global credit markets, fluctuations in interest rates, changes in accounting policies, rules and practices,  other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date of this press release, and Tennessee Commerce undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release. Tennessee Commerce is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

-END-

TENNESSEE COMMERCE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	June 30,	December 31,
(Dollars in thousands, except share data)	2010	2009 (1)
ASSETS
Cash and due from banks	$9,277	$22,864
Federal funds sold	11,610	15,010
Cash and cash equivalents	20,887	37,874

Securities available for sale	92,887	93,668

Loans	1,197,059	1,171,301
Allowance for loan losses	(20,346)	(19,913)
Net loans	1,176,713	1,151,388

Premises and equipment, net	2,482	1,967
Accrued interest receivable	8,545	9,711
Restricted equity securities	2,169	2,169
Income tax receivable	—	68
Bank-owned life insurance	27,571	25,673
Other real estate owned	795	814
Reposessions	36,336	36,951
Other assets	21,143	23,149
Total assets	$1,389,528	$1,383,432

LIABILITIES AND SHAREHOLDERS EQUITY
Liabilities
Deposits
Non-interest-bearing	$24,553	$30,111
Interest-bearing	1,218,903	1,212,431
Total deposits	1,243,456	1,242,542

Accrued interest payable	1,390	1,430
Accrued dividend payable	187	187
Short-term borrowings	8,750	14,000
Other liabilities	8,863	5,783
Long-term subordinated debt and other borrowings	26,100	23,198
Total liabilities	1,288,746	1,287,140
Shareholders equity
Preferred stock, 1,000,000 shares authorized; 30,000 shares of $0.50 par value Fixed Rate Cumulative Perpetual, Series A issued and outstanding at June 30, 2010 and December 31, 2009	15,000	15,000
Common stock, $0.50 par value; 20,000,000 shares authorized at June 30, 2010 and at December 31, 2009; 5,648,384 and 5,646,368 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	2,824	2,823
Common stock warrant	453	453
Additional paid-in capital	63,507	63,247
Retained earnings	18,921	16,056
Accumulated other comprehensive (loss) income	77	(1,287)
Total shareholders equity	100,782	96,292

Total liabilities and shareholders equity	$1,389,528	$1,383,432

(1)          The balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

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TENNESSEE COMMERCE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 2010 AND 2009

(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
(Dollars in thousands except share data)	2010	2009	2010	2009
Interest income
Loans, including fees	$39,104	$36,570	$19,840	$18,674
Securities	2,003	2,788	766	1,233
Federal funds sold	13	5	11	—
Total interest income	41,120	39,363	20,617	19,907

Interest expense
Deposits	13,495	18,083	6,774	8,954
Other	1,033	989	500	502
Total interest expense	14,528	19,072	7,274	9,456

Net interest income	26,592	20,291	13,343	10,451

Provision for loan losses	9,050	21,639	4,450	13,125

Net interest income (loss) after provision for loan losses	17,542	(1,348)	8,893	(2,674)

Non-interest income
Service charges on deposit accounts	60	91	33	48
Securities gains (losses)	696	338	277	(80)
Gain (loss) on sale of loans	530	(989)	741	(629)
Loss on repossession	(2,008)	(1,368)	(1,133)	(1,157)
Other	2,303	394	976	257
Total non-interest income (loss)	1,581	(1,534)	894	(1,561)

Non-interest expense
Salaries and employee benefits	5,376	5,340	2,661	2,991
Occupancy and equipment	923	792	446	382
Data processing fees	1,007	699	473	395
FDIC expense	1,061	1,151	515	674
Professional fees	1,074	988	523	598
Other	3,779	2,348	2,093	1,345
Total non-interest expense	13,220	11,318	6,711	6,385

Income (loss) before income taxes	5,903	(14,200)	3,076	(10,620)

Income tax expense (benefit)	2,288	(5,435)	1,190	(4,071)
Net income (loss)	3,615	(8,765)	1,886	(6,549)
Preferred dividends	(750)	(796)	(375)	(352)

Net income (loss) available to common shareholders	$2,865	$(9,561)	$1,511	$(6,901)

Earnings (loss) per share (EPS):
Basic EPS	$0.51	$(2.02)	$0.27	$(1.46)
Diluted EPS	0.50	(2.02)	0.26	(1.46)

Weighted average shares outstanding:
Basic	5,647,884	4,732,387	5,648,384	4,733,070
Diluted	5,718,903	4,732,387	5,737,048	4,733,070

-END-

Tennessee Commerce Bancorp, Inc

Financial Highlights

(Dollars in thousands except ratios and share data)

	2010	2009	% Change
For the Quarter Ending June 30,
Earnings:
Net Interest Income	$13,343	$10,451	27.67%
Non-Interest Income	894	(1,561)	157.27%
Provision for Loan Losses	4,450	13,125	-66.10%
Operating Expense	6,711	6,385	5.11%
Operating Income (loss)	3,076	(10,620)	128.96%
Applicable Tax	1,190	(4,071)	129.23%
Net Income (loss)	1,886	(6,549)	128.80%
Preferred Dividends	375	352	6.53%
Net Income (loss) Available to Common Shareholders	$1,511	$(6,901)	121.90%

At June 30
Total Assets	$1,389,528	$1,339,539	3.73%
Net Loans	1,176,713	1,128,181	4.30%
Earning Assets	1,281,210	1,235,285	3.72%
Allowance for Loan Losses	20,346	18,938	7.43%
Deposits	1,243,456	1,203,681	3.30%
Shareholders’ Equity	$100,782	$90,726	11.08%

Total Shares Outstanding	5,648,384	4,733,712	19.32%

Key Ratios
Net Interest Margin	4.25%	3.45%	23.19%
Return on Average Assets	0.44%	-2.13%	120.66%
Return on Average Common Equity	8.67%	-42.51%	120.40%
Efficiency Ratio	47.14%	71.82%	34.36%
Loan Loss Reserve/Loans	1.70%	1.65%	3.03%
Capital/Assets	7.25%	6.77%	7.09%
Basic Earnings per Share	$0.27	$(1.46)	118.49%
Diluted Earnings per Share	$0.26	$(1.46)	117.81%

-END-

TENNESSEE COMMERCE BANCORP, INC.

LOAN DATA

(Dollars in thousands)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
LOAN BALANCES BY TYPE:
Commercial and Industrial	$652,149	$651,382	$649,475	$637,016	$639,287
Consumer	3,636	3,581	3,476	3,421	3,827
Real Estate:
Construction	131,187	135,416	142,109	206,512	216,208
1-4 Family	43,591	44,339	42,425	40,033	37,988
Other	268,743	268,119	259,220	198,653	175,510
Total Real Estate	443,521	447,874	443,754	445,198	429,706
Tax leases	97,753	83,334	74,596	74,070	74,299
Total	$1,197,059	$1,186,171	$1,171,301	$1,159,705	$1,147,119

ASSET QUALITY DATA:
Total Assets	$1,389,528	$1,382,851	$1,383,432	$1,335,751	$1,339,539
Nonaccrual Loans	34,041	34,792	19,151	28,854	23,332
Troubled Debt	99	104	111	114	121
Total Non-Performing Loans (1)	34,140	34,896	19,262	28,968	23,453
Loans 90+ Days Past Due	2,943	6,232	1,328	1,332	2,240
Repossessions	36,336	39,993	36,951	27,448	22,775
Other Real Estate Owned	795	480	814	1,254	5,635
Total Non-Performing Assets (2)	37,779	41,504	21,293	31,440	31,207
Total Non-Performing Assets (Adj) (3)	$74,115	$81,497	$58,244	$58,888	$53,982

Non-Performing Loans to Total Loans	2.9%	2.9%	1.6%	2.5%	2.0%
Non-Performing Assets to Total Loans	3.2%	3.5%	1.8%	2.7%	2.7%
Non-Performing Assets to Total Assets	2.7%	3.0%	1.5%	2.4%	2.3%
Non-Performing Assets (Adj) to Total Assets	5.3%	5.9%	4.2%	4.4%	4.0%
Allowance for Loan Losses to Non-Performing Loans	59.6%	57.6%	103.4%	68.0%	80.8%
Allowance for Loan Losses to Total Loans	1.7%	1.7%	1.7%	1.7%	1.7%
Loans 30-89 Days Past Due to Total Loans (loans not included in non-performing loans)	2.2%	4.5%	4.5%	3.0%	3.3%
Net Charge-offs to Average Gross Loans	0.4%	0.4%	0.3%	0.4%	0.8%

NET CHARGE-OFFS FOR QUARTER	$4,214	$4,403	$3,927	$4,498	$9,611

(1)Non-Performing Loans are comprised of Nonaccrual Loans and Troubled Debt

(2)Non-Performing Assets are comprised of Non-Accruals + 90 Days Past Due + ORE

(3)Non-Performing Assets (Adjusted) are comprised of Non-Accruals + 90 Days Past Due + ORE + REPOs (consolidated)

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TENNESSEE COMMERCE BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	At or for the Three Months Ended
	Jun-10	Mar-10	Dec-09	Sep-09	Jun-09
Total Assets	$1,389,528	$1,382,851	$1,383,432	$1,335,751	$1,339,539
Total Net Loans	1,176,713	1,166,061	1,151,388	1,140,015	1,128,181
Total Deposits	1,243,456	1,239,835	1,242,542	1,202,285	1,203,681
Reserves/ Loans (%)	1.70%	1.70%	1.70%	1.70%	1.65%
Total Equity	100,782	98,407	96,292	92,772	90,726
Common Equity	70,651	68,300	66,207	62,710	60,688
Net Interest Income	13,343	13,249	13,201	11,424	10,451
Operating Revenue	14,237	13,936	11,825	12,777	8,890
Net Income (Loss) Available to Common Shareholders	1,511	1,354	1,276	1,161	(6,901)
Diluted Earnings (Loss) Per Share	$0.26	$0.24	$0.27	$0.25	$(1.46)
Return on Average Assets	0.44%	0.40%	0.38%	0.34%	-2.13%
Return on Average Common Equity	8.67%	8.13%	7.94%	7.46%	-42.51%
Net Interest Margin	4.25%	4.25%	4.18%	3.61%	3.45%
Total Capital / Total Assets	7.25%	7.12%	6.96%	6.95%	6.77%
Total Capital Ratio - Bank	10.95%	10.72%	10.63%	10.68%	10.53%
Total Capital Ratio - Corporation	10.99%	10.82%	10.83%	10.62%	10.49%

Pre-tax, Pre-Provision Income	7,526	7,427	6,857	7,758	2,505
Net Income (loss)	1,886	1,729	1,651	1,536	(6,549)
Net Income Available to Common Shareholders	1,511	1,354	1,276	1,161	(6,901)
Average assets	1,375,357	1,371,526	1,344,253	1,343,276	1,301,538
Average Common Equity	69,903	67,526	63,718	61,754	65,114

-END-

	Three months ended June 30,			Three months ended June 30,
	2010			2009
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest Earning Assets
Securities - taxable	$69,766	$766	4.39%	$96,410	$1,233	5.11%
Loans	1,169,762	19,840	6.80%	1,117,841	18,674	6.70%
Fed funds sold	18,933	11	0.23%	1,420	—	0.00%
Interest-bearing accounts	1,258,461	20,617	6.57%	1,215,671	19,907	6.57%

Non-interest earning assets
Cash and due from banks	16,136			11,210
Net fixed assets and equipment	2,146			2,208
Accrued interest and other assets	98,614			72,449
Total assets	$1,375,357			$1,301,538

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest Earning Liabilities
Deposits (other than demand)	$1,199,311	$6,774	2.27%	$1,115,266	$8,954	3.22%
Fed funds purchased & FHLB Advances	105	—	0.00%	25,254	32	0.51%
Subordinated Debt and other borrowings	35,030	500	5.73%	33,198	470	5.68%
	1,234,446	7,274	2.36%	1,173,718	9,456	3.23%
Non-interest bearing liabilities
Non-interest bearing demand deposits	22,897			24,398
Other liabilities	18,443			8,747
Shareholders’ equity	99,571			94,675
Total Liabilities and Shareholders’ Equity	$1,375,357			$1,301,538

Net Interest/Spread			4.21%			3.34%

Net Interest Margin			4.25%			3.45%

-END-

	Six months ended June 30,			Six months ended June 30,
	2010			2009
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS

Interest Earning Assets
Securities - taxable	$84,940	$2,003	4.71%	$105,214	$2,788	5.33%
Loans	1,163,888	39,104	6.78%	1,085,140	36,570	6.80%
Fed funds sold	11,329	13	0.23%	5,770	5	0.17%
Interest-bearing accounts	1,260,157	41,120	6.58%	1,196,124	39,363	6.63%

Non-interest earning assets
Cash and due from banks	12,380			8,606
Net fixed assets and equipment	2,057			2,249
Accrued interest and other assets	98,859			63,056
Total assets	$1,373,453			$1,270,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest Earning Liabilities
Deposits (other than demand)	$1,204,675	$13,495	2.26%	$1,085,115	$18,083	3.36%
Fed funds purchased & FHLB Advances	2,022	8	0.80%	22,805	67	0.59%
Subordinated Debt and other borrowings	35,595	1,025	5.81%	33,198	922	5.60%
	1,242,292	14,528	2.36%	1,141,118	19,072	3.37%
Non-interest bearing liabilities
Non-interest bearing demand deposits	22,977			23,079
Other liabilities	9,819			8,445
Shareholder’s equity	98,365			97,393
Total Liabilities and Shareholders’ Equity	$1,373,453			$1,270,035

Net Interest Spread			4.22%			3.26%

Net Interest Margin			4.25%			3.42%

-END-

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

Certain financial information included in this press release is determined by methods other than in accordance with GAAP, as follows:

•                  “Tangible common book value per share” is defined as total shareholders’ equity, excluding preferred stock, net of discount, and common stock warrant, reduced by goodwill and other intangible assets, divided by total common shares outstanding. Management believes this measure is important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•                  “Tangible common equity to tangible assets” is defined as total shareholders’ equity, excluding preferred stock, net of discount, and common stock warrant, reduced by goodwill and other intangible assets, divided by the difference of total assets less goodwill and other intangible assets. Management believes this measure is important to investors who are interested in evaluating the adequacy of our capital levels.

•                  “Efficiency ratio” is defined as non-interest expense divided by the sum of net interest income and non-interest income. Management believes that this measure is important to investors who are interested in comparing the performance of our core business operations.

•                  “Pre-tax, pre-provision income” is defined as income before income taxes reduced by provision for loan losses. Management believes that pre-tax, pre-provision income is important to investors as it shows income trends without giving effect to loan loss provision.

You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures used by other companies. The following tables present a reconciliation to provide a more detailed analysis of these non-GAAP performance measures:

	6/30/2010	3/31/2010
	(Dollars in thousands)

Shareholders’ equity	$100,782	$98,407
Less:
Preferred stock, net of discount(1)	(29,678.00)	(29,654)
Common stock warrant	(453)	(453)
Goodwill and other intangible assets	—	—

Tangible common equity	$70,651	$68,300
Total common shares outstanding	5,648,384	5,648,384
Tangible common book value per share	$12.51	$12.09

Total assets	$1,389,528	$1,382,851
Less:
Goodwill and other intangible assets	—	—

Tangible assets	$1,389,528	$1,382,851
Tangible common equity to tangible assets	5.08%	4.94%

(1) Represents both the par value and additional paid-in capital with respect to the Series A Preferred Stock.

-END-

	Three Months Ended
	June 30,
	2010	2009
	(Dollars in thousands)
Non-interest expense	$6,711	$6,385

Net interest income	13,343	10,451
Non-interest income	894	(1,561)
Net revenues	$14,237	$8,890

Efficiency ratio	47.14%	71.82%

	Jun-10	Mar-10	Dec-09	Sep-09	Jun-09
	(Dollars in thousands)

Income (loss) before income taxes	$3,076	$2,827	$2,707	$2,508	$(10,620)
Provision for loan loss	4,450	4,600	4,150	5,250	13,125
Pre-tax pre-provision income	$7,526	$7,427	$6,857	$7,758	$2,505

-END-